Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF
OHIO POWER COMPANY AND
COLUMBUS SOUTHERN POWER COMPANY

This Agreement and Plan of Merger is entered into as of this 31 day of December, 2011, under Ohio Revised Code §1701.78, between Ohio Power Company (“Ohio Power”) and Columbus Southern Power Company (“CSP”) (collectively, the “Companies”), both Ohio corporations, and Witnesses that:

RECITALS

1.
Ohio Power and CSP are corporations duly organized, validly existing and in good standing under the laws of the state of Ohio, and are regulated public utilities engaged in the business of providing electric power and related services to their customers.

2.	Ohio Power and CSP are subsidiaries of American Electric Power Company, Inc., a New York corporation (“AEP”), which is a public utility holding company.
3.	Ohio Power currently has authorized 40,000,000 shares of common stock, no par value, of which 27,952,473 are issued and outstanding and are held by AEP.
4.	CSP currently has authorized 24,000,000 shares of common stock, no par value, of which 16,410,426 are issued and outstanding and are held by AEP.
5.
The Federal Energy Regulatory Commission and the Public Utilities Commission of Ohio have authorized the merger of CSP with and into Ohio Power.  An unexecuted copy of this Agreement and Plan of Merger was submitted to the federal and state commissions for review.

6.
The Boards of Directors of Ohio Power and CSP have each determined that it is in the best interests of both companies and their shareholders to consolidate Ohio Power and CSP into a single corporation through the merger of CSP with and into Ohio Power, and have, by resolutions, duly approved and adopted this Agreement and Plan of Merger.  The Boards of Directors of CSP and Ohio Power have, in addition, determined to recommend that this Agreement and Plan of Merger be approved and adopted by each company’s common shareholder and has directed that this Agreement and Plan of Merger be submitted to each company’s common shareholder, as required by law, for consideration, approval and adoption.

AGREEMENT

Now, therefore, in consideration of the premises and agreements contained herein, the parties agree as follows:

ARTICLE I

Names of Corporations

The names of the constituent corporations to the merger are “Ohio Power Company” and “Columbus Southern Power Company.”  In accordance with the laws of the state of Ohio and this Agreement and Plan of Merger, CSP shall be merged with and into Ohio Power which shall be, and is herein referred to as, the “Surviving Corporation.”

ARTICLE II

Effective Time

As soon as practicable after the execution hereof, in accordance with Ohio Revised Code §1701.81, a Certificate of Merger shall be filed in the office of the Secretary of State of the state of Ohio.  The merger shall become effective at 11:59 p.m., Columbus, Ohio time, on the last day of the month that the Certificate of Merger is filed.  Such date and time shall be the “Effective Time” referred to in this Agreement and Plan of Merger.

ARTICLE III

Effect of Merger: Articles of Incorporation; By-Laws;
Directors and Officers on the Effective Date

3.1
At the Effective Time, CSP shall be merged with and into Ohio Power (the “Merger”), the separate corporate existence of CSP shall cease, and Ohio Power shall be the continuing and Surviving Corporation in the merger and shall continue to exist under the laws of the state of Ohio.

3.2
The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a corporation organized under Ohio law.  Title to all real estate and other property owned by CSP and Ohio Power shall be vested in the Surviving Corporation and the Surviving Corporation shall have all the liabilities of CSP and Ohio Power.  Any proceeding pending against CSP or Ohio Power at the Effective Time may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in such proceeding in the case of any such proceeding against CSP.

3.3
The Restated Articles of Incorporation of Ohio Power, as in effect immediately prior to the Effective Time, shall be the Restated Articles of Incorporation of the Surviving Corporation, until they shall thereafter be duly altered or amended.

3.4	The Code of Regulations of Ohio Power, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until they shall thereafter be duly altered or amended.
3.5	The directors and officers of Ohio Power immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Corporation until changed in accordance with law.

ARTICLE IV

Extinguishment of CSP Common Stock

The manner of carrying into effect the Merger, and the manner and the basis of converting and canceling the capital stock of the constituent companies, shall be as follows:  At the Effective Time: 1) each share of capital stock of CSP then issued and outstanding shall, by virtue of the Merger and without any action by the holder thereof, be canceled and extinguished; and 2) no new or additional stock of the Surviving Corporation shall be issued in consummating the Merger.

ARTICLE V

Miscellaneous

5.1.1	The parties to this Agreement and Plan of Merger shall pay the expenses incurred by each of them, respectively, in connection with the transactions contemplated herein.
5.1.2	The title of this Agreement and Plan of Merger and the headings herein set out are for the convenience of reference only and shall not be deemed to be part of this Agreement and Plan of Merger.
5.2
Subject to applicable law, at any time before or after approval and adoption hereof by the shareholder of the respective Companies, this Agreement and Plan of Merger may be amended by agreement among the parties hereto and approved by their respective Board of Directors.

5.3
This Agreement and Plan of Merger may be terminated by appropriate action taken by the Board of Directors of the Companies at any time prior to the effective time, with out liability on the part of CSP or Ohio Power.

5.4	This Agreement and Plan of Merger and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the state of Ohio.

IN WITNESS WHEREOF, each of CSP and Ohio Power has caused this Agreement and Plan of Merger to be executed on its behalf and in its corporate name as of the date first written above.
                                 OHIO POWER COMPANY

Attest:  /s/ Steven Nourse                                                      By: /s/ Joseph Hamrock
Steven Nourse                                                                 Joseph Hamrock
                                       President

                                 COLUMBUS SOUTHERN POWER COMPANY

Attest:  /s/ Steven Nourse                                                      By: /s/ Joseph Hamrock
Steven Nourse                                                                 Joseph Hamrock
                                       President